Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SLM Corporation:

We consent to the incorporation by reference of the following registration statements of SLM Corporation and subsidiaries (the Company):

Form	Registration Number
S-3	333-178087
S-8	333-140285
S-8	333-125317
S-8	333-33575
S-8	333-33577
S-8	333-44425
S-8	333-53631
S-8	333-68634
S-8	333-80921
S-8	333-92132
S-8	333-109315
S-8	333-109319
S-8	333-159447
S-8	333-116136
S-8	333-181646

of our reports dated February 26, 2013, except as to Notes 1, 2, 5, 10, 12, 15, 16, 17, and 19 which are as of November 27, 2013, with respect to the consolidated balance sheet of the Company as of December 31, 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in Exhibit 99.1 of SLM Corporation’s Current Report on Form 8-K filed on November 27, 2013.

/s/ KPMG LLP

McLean, Virginia

November 27, 2013